Exhibit 99.1

2280 North Greenville Avenue, Richardson TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8225

FOSSIL, INC. ADDS JENNIFER PRITCHARD TO EXECUTIVE TEAM

Richardson, TX. September 8, 2006 — Fossil, Inc. (FOSL - Nasdaq NMS) announced that it has added Jennifer Pritchard to its executive team as President of its Retail Division. In this newly created position, Ms. Pritchard’s responsibilities will include overseeing all of Fossil’s  multiple retail concepts in North America and Europe as well as direct involvement in retail development in Asia. The position reports directly to Fossil’s Chief Executive Officer, Kosta Kartsotis.  Ms. Pritchard brings over 20 years experience in retail, having served as President of Arden B and Zutopia, divisions of Wet Seal as well as a ten year span with The Limited, Inc. where she left as Vice President of Tops.

“We are excited to have Jennifer as part of our team”, said Kosta Kartsotis. “Her merchandising experience will be invaluable to us as we continue to expand our domestic and international retail operations.”

Fossil operates 182 total stores worldwide, including 80 accessory, 72 outlet and 30 jeanswear locations.  Ms. Pritchard will be responsible for all retail concepts worldwide.

About Fossil

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The company’s principal offerings include an extensive line of fashion watches sold under the company’s proprietary and licensed brands. The company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.